AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 28th day of September 2007, by and between Skins Inc., a Nevada corporation (the “Company”), and Mark Klein, an individual (the “Executive”). Company or Executive are sometimes referred to herein as a “party,” or collectively, as the “parties”.

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated March 20, 2006 (the “Prior Agreement”);

WHEREAS, the Company has experienced growth due to, in large part, to the contributions of Executive under the Prior Agreement;

WHEREAS, the Company desires to enter into this Agreement to amend, restate, and supercede the Prior Agreement to continue the employment of the Executive in the position of Chief Executive Officer and President and to continue to have the benefits of his expertise and knowledge;

WHEREAS, the Executive desires to continue employment with the Company under the terms of this Agreement as its Chief Executive Officer and President; and

WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions of the Executive’s continued employment as Chief Executive Officer and President.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1. Employment, Duties, and Authority.

1.1  Employment. The Company hereby agrees to continue the employment of Executive as the Chief Executive Officer and President of the Company and Executive hereby accepts such employment as of the date hereof pursuant to the terms, covenants and conditions set forth herein. Executive shall report directly to the Board of Directors of the Company.

1.2  Duties and Authority. During the Term of this Agreement, Executive shall serve as the Company’s Chief Executive Officer and President, and, in such capacities, shall perform the duties and functions and have the authority that is commensurate with such positions and such other duties, functions, and authority consistent with his status as a senior executive officer of the Company as may be assigned by the Company’s Board of Directors. Executive’s level of authority shall at all times be subject to the policies and directives of the Board of Directors as they may from time to time deem in the best interests of the Company.

1.3  Time and Efforts. Executive shall devote his best efforts, energies, skills and attention to the business and affairs of the Company. Executive shall also devote substantially all of his business time to his duties hereunder and shall, to the best of his ability, perform such duties in a manner that will faithfully and diligently further the business interests of the Company. Executive’s services shall be exclusive to the Company, but does not limit Executive’s right to be involved in other not-for-profit, civic or charitable activities, provided that such activities do not materially interfere with the providing of his services hereunder. Executive may also serve as a non-employee member on the board of directors of other for-profit companies if such service does not interfere with the providing of his services hereunder as reasonably determined by the Board of Directors of the Company.

2. Term.

The term of employment under this Agreement shall be for a period of three (3) years commencing on the date hereof (the “Term”), unless terminated earlier pursuant to the provisions of Section 5 below. Thereafter, this Agreement shall automatically be renewed for successive one-year terms unless either party shall give the other no less than One Hundred Eighty (180) days prior written notice of intent not to renew this Agreement.

3. Compensation and Benefits.

As the total consideration for Executive’s services rendered hereunder, Executive shall be entitled to the following:

3.1  Base Salary. Executive shall be paid an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year (“Base Salary”) beginning on the date hereof and payable in regular installments in accordance with the customary payroll practices of the Company. The Base Salary shall be subject to all legally required deductions and withholdings. The Base Salary will be reviewed by the Board of the Directors of the Company annually in a manner that is consistent with Company’s compensation policy. The Base Salary may be increased (but not decreased without Executive’s written consent) from time to time by the Board of Directors in its absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Board of Directors or its Compensation Committee deems relevant, including, without limitation, the operating results for the Company during such calendar year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Board of Directors for such year.

3.2  Annual Incentive Bonus. During each calendar year, or part thereof, the Company may pay Executive an annual performance bonus as determined by the Board or Directors or the Compensation Committee of the Company, in their sole discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Board of Directors or its Compensation Committee deems relevant, including, without limitation, the operating results for the Company during such calendar year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Board of Directors for such contract year. The performance reviews shall occur annually in accordance with the Company’s compensation policy and procedures for executive officers. The annual performance bonus shall be up to fifty percent (50%) of the Base Salary and may be paid in cash and/or stock options, at the discretion of the Board of Directors; provided that, however, the value of any stock option granted shall not be counted against the fifty percent maximum limit. Bonuses granted to Executive under this Section 3.2, if any, shall be paid no later than as is consistent with the Company’s policies for payment of annual incentive bonuses to its executive officers.

3.3  Expenses. During employment, Executive is entitled to reimbursement for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties. Payments to Executive will be made upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require and pursuant to applicable Company policy.

3.4  Vacation. Executive shall be entitled to receive four (4) weeks of paid vacation each year. Any accrued but unused vacation days may be rolled over to the next 12-month period, provided that the number of unused vacation days for any period shall not exceed six (6) vacation weeks. All vacation leave is subject to and in accordance with the vacation policies of the Company with respect to senior executives as are in effect from time to time.

3.5  Benefits. Executive shall be entitled to participate in and receive all benefits made available by the Company to its Executives, subject to and on a basis consistent with the terms, conditions, co-payments and overall administration of such plans and arrangements, including without limitation, medical, dental, vision, life and disability insurance plans and coverage, and any applicable 401k or other pension plans, to the extent they are provided. In addition, the Company shall furnish the Executive, without cost to him, with a Company-owned or leased automobile of the make and model authorized by the Company's policy.

3.6 Insurance and Indemnification. Executive shall receive coverage under the Company’s director’s and officer’s liability insurance policy and indemnification in accordance with the Company’s Certificate of Incorporation.

4.  RESERVED

5. Termination.

5.1  Termination For Cause. The Company may terminate Executive’s employment for Cause if the Company determines that Cause exists.

(a)  For purposes of this Agreement, “Cause” shall mean

(i)  A material act of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with the Executive’s responsibilities as an Executive;

(ii)  Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(iii)  Executive’s willful or gross misconduct in connection with his employment duties which, directly or indirectly, has a material adverse effect on the Company; or

(iv)  Executive’s habitual failure or refusal to perform his employment duties under this Agreement, if such failure or refusal is not cured by Executive within ten (10) days after receiving written notice thereof from the Company.

(b)  In the event that Executive’s employment is terminated pursuant to this Section 5.1:

(i) The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) only that portion of the Base Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.4, and any expense reimbursements due and owing to Executive as of the Termination Date; and

(ii) Executive shall not be entitled to (i) any other salary, compensation, or severance, (ii) any Bonus pursuant to Section 3.2, (iii) any further vesting of any stock options held, nor (iv) any Benefits pursuant to Section 3.5, except for benefit continuation under COBRA or similar state or federal legislation, as permissible by law.

5.2  Termination Due to Disability. Executive’s employment hereunder may be terminated by the Company, to the extent permitted by law, in the event that Executive has been unable to perform his duties under this Agreement due to injury or illness for an aggregate of 180 days (inclusive of weekends and holidays) within any 12-month period, or in the event Executive is unable to perform the essential functions of his job due to a physical or mental disability and after reasonable accommodation made by the Company, by providing Executive with written notice of termination. In such event, the Company shall provide notice to Executive and make payment to the Executive of all accrued salary, bonus compensation to the extent fully earned and vested, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of any medical and dental benefits which, if applicable, shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Pay or Continued Benefits as defined in Section 5.4(a).

5.3 Termination Due to Death. In the event of the Executive’s death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Pay or Continued Benefits as defined in Section 5.4(a).

5.4  Termination Without Cause or for Good Reason.

(a) Executive may voluntarily terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Company materially breaches this Agreement, and such change or breach is not cured by the Company within thirty (30) days from the date the Executive delivers a written notice of termination for Good Reason, where such notice shall include the specific section of this Agreement which was relied upon and the reason that the Company's act or failure to act has given rise to his termination for Good Reason. In the event the Executive’s employment is terminated without Cause or for Good Reason, the Company shall continue to be responsible to Executive for the payment of all Base Salary Amount solely for a period of twelve (12) months (“Severance Period”) payable on the Company’s usual paydays (“Severance Pay”); provided, however, that (i) Executive shall perform his covenants, duties and obligations under Sections 6.1, 6.2 and 6.3, and (ii) Executive executes a separation agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the Severance Pay, including for wage garnishments, if applicable, to the extent required or permitted by law. Company shall continue to provide Executive during the Severance Period continued coverage under the medical and other health plans of Company, as permissible under law, in which Executive was a participant immediately prior to the date of his termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid during such period by senior executives of Company under the terms of such plans as in effect from time to time (“Continued Benefits”).

(b) In addition, Executive shall be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive’s rights under such plans (including accelerated vesting, if any, of any options granted to the Executive under the Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination.

(c) Notwithstanding Section 5(a), if during the Severance Period the Executive accepts other employment or consultancy, the Severance Pay awarded to the Executive hereunder shall be reduced by the amount of any compensation payable as a result of such other employment or consultancy, and any Continued Benefits shall be reduced also. Executive shall provide written notification to the Company of any employment or consultancy he accepts during the Severance Period.

5.5  Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, as defined below, the Executive shall be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive’s rights under such plans (including accelerated vesting, if not already accelerated pursuant to the terms of an effective stock option agreement, of any options granted to the Executive under the Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and Severance Pay in accordance with Section 5.4(a) but subject to Section 5.4(c), but no other compensation or reimbursement of any kind. For the purposes of this Section 5.5, the following terms shall have the following meanings:

(a) “Termination Upon a Change in Control” shall mean the Executive’s termination of his employment with the Company within One Hundred Twenty (120) days following a “Change in Control.”

(b) “Change in Control” shall mean (i) the time, after the date of this Agreement, that the Company first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after the Company makes that determination, or (ii) the first day on which a majority of the members of the Company's board of directors are not “Continuing Directors.”

(c) “Continuing Directors” shall mean, as of any date of determination, any member of the Company's board of directors who (i) was a member of that board of directors on the date of this Agreement, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Company’s board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination or election or (y) at least three Continuing Directors.

6. Confidentiality; Non-Solicitation; Non-Competition.

6.1  Confidentiality. Executive agrees that he will not use or disclose to any third party any trade secret, information, knowledge or data not generally known or available to the public which Executive may have learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s employment by the Company with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, operations, customers, clients, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of the Company (collectively “Confidential Information”) during the Term and thereafter. Executive agrees to execute and deliver, as requested by the Company, reasonable confidentiality agreements with respect to the Confidential Information. Immediately following the termination of Executive’s employment with the Company, Executive will return to the Company all materials, except for Executive’s rolodex or personal phone book and other personal items provided to Executive by the Company during the Term hereof, all works created by Executive or others in the course of his or their employment duties during the term of Executive’s employment hereunder, and all copies thereof. Notwithstanding the foregoing, the limitations imposed on Executive pursuant to this Section 6.1 shall not apply to Executive’s (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body, provided that Executive gives the Company reasonable prior written notice of such process, subpoena or request.

6.2  Non-Solicitation. Executive agrees that at all times during the Term of this Agreement and for one (1) year after the termination of Executive’s employment with the Company, Executive, except on behalf of the Company, shall not, directly or indirectly, and in any way as related to the Business (as defined below), as it may change from time to time:

(a)  Solicit or attempt to solicit the business of any customer or client of the Company;

(b)  Induce or attempt to induce any client or customer of the Company to reduce its business with the Company; or

(c)  Induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or attempt to hire any such person.

6.3 Non-Competition.

(a) Executive agrees that he shall not in the United States, at any time during his employment by the Company and during the Severance Period, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer or manager, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which engages in the design, marketing, sale, license and/or distribution of casual or athletic footwear (the “Business”). Notwithstanding the foregoing, Executive may (i) own an equity interest in the Company, and (ii) own up to 1% of the securities in a corporation engaged in a business that competes with the Company, provided that such securities are listed on a national securities exchange or reported on The Nasdaq National Market.

(b) Executive declares that the foregoing limitations are reasonable and necessary to protect the business of the Company and its affiliates. If any portion of the restrictions set forth in this Section 6.3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but rather such court shall reform the provision deemed invalid so that it shall be as near to the terms of this Agreement as possible and still remain enforceable under applicable law.

7. Developmental Rights.

Executive agrees that any developments by way of invention, design, copyright, trademark or other matters which may be developed or perfected by him during the term hereof, and which relate to the business of the Company or its subsidiaries or affiliates, shall be the property of the Company without any interest therein by Executive, and he will, at the request and expense of the Company, cooperate with the Company in applying for and prosecuting letters patent thereon in the United States or in foreign countries if the Company so requests, and will assign and transfer the same to the Company together with any letters patent, copyrights, trademarks and applications therefore; provided, however, that the foregoing shall not apply to an invention that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Executive for the Company.

8. Notices.

All notices and other communications required or permitted under this Agreement, which are addressed as provided below (or otherwise provided in writing by the party to receive such notice) shall be delivered personally, or sent by certified or registered mail with postage prepaid, or sent by Federal Express or similar courier service with courier fees paid by the sender, and, in either case, shall be effective upon delivery.

If to the Company:	Skins Inc. 1115 Broadway, 12th Floor New York, NY 10010

If to Executive:	Mark Klein [RESIDENT ADDRESS]

9. Assignability.

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

10. Entire Agreement.

This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior oral and written agreements between the Company and Executive with respect to the subject matter hereof. The Company and Executive agree that this Agreement shall amend, restate, and supercede the Prior Agreement, and the Prior Agreement shall have no effect upon execution of this Agreement.

11. Captions.

The Section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

12. Waivers and Further Agreements.

Neither this Agreement nor any term or condition hereof may be waived or modified in whole or in part as against the Company or Executive except by a written instrument executed by or on behalf of the party to be charged therewith. Each of the parties agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement as stated herein.

13. Amendments.

This Agreement may not be amended, nor shall any change, modification, consent or discharge be effected, except by a written instrument executed by or on behalf of the party against whom enforcement of any change, modification, consent or discharge is sought.

14. Applicable Law; Severability.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard or effect being given to that State’s choice of law or conflict of law provisions. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability or any other provision of this Agreement.

15. No Conflicting Obligations.

Executive represents and warrants to the Company that he is not now under any obligation to any person other than the Company, which would prevent Executive’s performance of any of the covenants or duties hereinabove set forth, and that Executive is not subject to any restrictive covenant, restraint, or agreement as a result of any employment with a prior employer.

16. Resolution of Disputes - Binding Arbitration.

Pursuant to the Federal Arbitration Act and applicable state law, the parties mutually agree that all disputes arising out of or relating to this Agreement, the matters covered herein, and Executive's employment with the Company shall be decided by final and binding arbitration pursuant to the American Arbitration Association Rules and Procedures for Employment Disputes in effect at the time. Among the disputes that must be submitted to arbitration are those concerning the interpretation, enforcement or alleged breach of this Agreement, and the termination of Executive’s employment, as well as those based on state and/or federal civil rights and discrimination laws, and other state and/or federal statutes, torts, and public policies, regardless of whether such disputes are asserted against the Company or its related entities, employees or agents, or against the Executive. The arbitration shall be held in New York City. The decision or award of the Arbitrator shall be issued in writing pursuant to New York law and shall be final and binding on all parties, subject only to such limited review as may be permitted or required by New York law. The prevailing party shall be entitled to recover all provable damages and other remedies that would otherwise be available at law or equity in a civil action, including costs and fees that may be awarded by any applicable statute. Executive and the Company agree that the right to take limited discovery and the right to seek injunctive or other equitable relief in court prior to the arbitration shall be available to either party pursuant to applicable New York law covering the arbitration of disputes, but the right to pursue a civil action or seek a jury trial is waived and shall not be available pursuant to this agreement to arbitrate all disputes.

17. Counterparts.

This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

COMPANY: SKINS INC. /s/ Deborah Gargiulo Deborah Gargiulo, Chief Financial Officer EXECUTIVE: Mark Klein /s/ Mark Klein